Exhibit 10.15

Dear Steve:

This letter agreement (the “Agreement”) sets forth the terms and conditions of your employment with Silence Therapeutics Plc (the “Company”) effective April 1, 2023.

1.
Duties and Responsibilities

(a)
You will serve as Interim Chief Medical Officer (CMO) from April 1, 2023. In this capacity, you will report to Head of R&D (currently Giles Campion) and perform such executive duties consistent with your position and such other executive duties customary to your office and as are reasonably necessary to the operations of the Company. Upon Giles Campion retirement, expected no later than December 31, 2023, you will serve as Head of R&D and report to the CEO (currently Craig Tooman). You will: (i) devote all of your business time and attention, your best efforts, and all of your skill and ability to promote the interests of the Company; (ii) carry out your duties in a diligent, competent, faithful and professional manner; (iii) work with other employees of the Company in a competent and professional manner; (iv) generally promote the interests of the Company; and (v) comply with all relevant client and Company policies as in effect from time to time, including the Code of Business Conduct.

(b)
During the term of your employment, you agree to obtain the prior written approval of the Company prior to accepting any appointments of any kind (including, but not limited to, appointments to boards of directors) with any third parties other than the Company. It is understood that if approved, any such appointment, and your activities thereunder, must not constitute a violation of any provision of this Agreement. The Company shall not unreasonably withhold its approval for your service on the board of directors of one additional for-profit company that does not compete with the Company or pose an actual or apparent conflict of interest with the Company.

2.
Term

The term of your employment under this agreement commences April 1, 2023 and will continue thereafter until terminated by the Company upon written notice to you, or unless terminated by you on not less than 45 days’ prior written notice of termination to the Company, or as otherwise provided in paragraphs 5(b), 5(c), and 6 hereof, whichever event shall occur first (the “Term”). If you terminate your employment pursuant to this paragraph 2 the Company shall have the right at any time during any such forty-five (45)-day notice period to reduce your offices,

Confidential data (L2). Printed copies are uncontrolled and must be destroyed after use.

duties and responsibilities, or to relieve you of such offices, duties, and responsibilities and to place you on a paid leave-of-absence status or elect to reduce such forty-five (45)-day notice period with no further obligation to you. The effective date of the termination of your employment with the Company, regardless of the reason therefor, is referred to in this Agreement as the “Date of Termination.” Upon a termination of your employment for any reason, you will be entitled to any accrued unpaid base salary, accrued unused vacation in accordance with the Company’s vacation policies (as applicable), reimbursement of business expenses incurred through the Date of Termination and accrued vested benefits under applicable Company employee benefit plans in which you are a participant (collectively, “Accrued Obligations”). In addition, upon your voluntary termination of employment other than for Good Reason (defined below), all vested stock options shall be exercisable for the period of 90 days following the Date of Termination (Rule 8.4 of the Share Scheme (defined below) to the contrary notwithstanding), provided, however, that in no event will the vested options be exercisable after the expiry of their Exercise Period.

3.
Compensation
(a)
Your base salary will be at the annual rate of USD $430,000. You will be paid in accordance with normal payroll practices and your base salary will be subject to review and increase (but not decrease) in accordance with the Company’s salary review policy for senior executives then in effect. As an “exempt” employee, such salary shall constitute compensation for all hours worked, regardless of the number of hours worked in any workweek.
(b)
In addition to your base salary, you will be eligible to receive additional compensation as set forth in Schedule 1 of this Agreement.
4.
Benefits

(a)
You will be eligible to participate in all insurance, pension, and other fringe benefits, subject to the provisions of the various benefit plans and programs in effect from time to time, including but not limited to, medical, dental and life insurance plans and the Company’s retirement plan.
(b)
You will receive five weeks’ Paid Time Off (PTO) annually in accordance with Company policy as in effect from time to time, prorated for any partial years of employment.

5.
Termination

(a)
Employment under this Agreement is at-will, and the Company is entitled to discharge you at any time upon written notice, with or without Cause.

(b)
The Company will be entitled to discharge you immediately for “Cause”, and in such event, your rights to any unearned, non-vested or non-accrued compensation hereunder shall then terminate. The term “Cause” shall mean:
i.
your willful substantial failure or refusal to perform your duties and responsibilities, if such failure or refusal is not cured within 10 days after written notice thereof;

ii.
the willful misappropriation of the funds or property of the Company;
iii.
use of alcohol or use of illegal drugs, interfering with performance of your obligations under this Agreement, continuing after warning;
iv.
indictment, conviction in a court of law for, or the entering of a plea of guilty or no contest to, a felony or any crime involving moral turpitude, fraud, dishonesty or theft or engaging in any act which is a violation of any law or regulation protecting the rights of employees;
v.
your commission of any willful misconduct which injures or could reasonably be expected to injure the reputation, business or business relationships of the Company or yourself or other employees of the Company, including, but not limited to, violation of the Company’s policies and procedures regarding harassment; and
vi.
any material breach (not covered by any of the clauses (i) through (v) above) of any provisions of this Agreement if such breach is not cured, if curable, within 10 days after written notice thereof.
(c)
You may terminate the Agreement and your employment immediately for “Good

Reason.” “Good Reason” shall mean:

i.
a material diminution in your duties, responsibilities, or authority;
ii.
a requirement that you report to anyone other than the CEO or the Board of

Directors of the Company (the “Board”); or

iii.
a material breach by the Company of the terms and conditions of this Agreement, provided that you notify the Company, in writing, of the circumstances constituting Good Reason within ninety (90) days after you first have knowledge of such circumstances, the Company fails to cure such circumstances within thirty

(30) days after receipt of such notice, and you resign your employment within thirty (30) days after the end of the thirty (30) day cure period.

iv.
For the avoidance of doubt, the Company may place you on paid leave to investigate conduct possibly constituting Cause as defined above, and such leave shall not constitute Good Reason.
(d)
If the Company terminates this Agreement and your employment by notice to you (other than for Cause (as defined above) or your incapacity or death) or you terminate this Agreement and your employment for Good Reason, and provided you are not in breach of any of the provisions of Schedule 2 to the Agreement at any time, in addition to your Accrued Obligations, you shall be eligible to continue to receive your base salary (in accordance with normal payroll practices), less any applicable taxes and withholdings (the “Severance Payments”) for a period of six (6) months (the “Severance Period”). The Severance Payments shall commence on the sixtieth (60th) day following your Date of Termination, provided that by such sixtieth (60th) day you have executed and delivered to the Company its standard form of release (the “Release”), and the revocation period and other conditions applicable to the validity of such Release, if any, have expired and been fully satisfied. The first Severance Payment shall include amounts that would have been paid prior to such date but for the sixty (60)-day delay. If you are re-employed by the Company or any affiliate during the Severance Period, all severance payments hereunder shall stop on the first day of your re-employment. All Severance Payments pursuant to this paragraph 5(d) will be in lieu of any amount to which you would otherwise be entitled under the Company's severance and/or bridging policy in effect at the Date of Termination.

In addition, provided that you have executed and delivered the Release, and the Release has become irrevocable as described above, you will be entitled to:

i.
provided you timely elect COBRA continuation coverage, payment of the amount of your COBRA premiums that exceeds the monthly amount that you paid immediately prior to termination, less any applicable taxes and withholdings (the “COBRA Payments”) until the earliest to occur of: (i) the expiration of the Severance Period, (ii) the date you first become eligible for healthcare coverage with a subsequent employer, and (iii) the date that you are no longer eligible for COBRA benefits. The COBRA Payments shall commence on the sixtieth (60th) day following your Date of Termination, provided that by such sixtieth (60th) day the Release requirement described above has been satisfied in full. The first COBRA Payment shall include amounts that would have been paid prior to such date but for the sixty (60)-day delay;
ii.
any unpaid short-term bonus for any completed performance period in such amount as may be earned and payable (the “Prior Year Bonus”), which will paid in a lump sum when other senior executive bonuses are paid generally, and in no event later than March 15 of the year following the year to which the Prior Year Bonus relates;
iii.
a pro rata bonus for the year in which your termination occurs (based on ratio of the number of days employed during such year to 365), based on the achievement of applicable performance goals (the “Pro Rata Bonus”), which will paid in a lump sum when other senior executive bonuses are paid generally, and in no event later than March 15 of the year following the year in which your termination occurs; and
iv.
with respect to all vested equity awards, treatment of your termination as a “Good Leaver Reason” (as defined under the Silence Therapeutics Plc 2018 Employee Long Term Incentive Plan (the “Share Scheme”)), including the period to exercise vested stock options under Rule 8.4 of the Share Scheme.

(e)
Upon the occurrence of a Change of Control (as defined below) of the Company or Silence Therapeutics Plc during the Term, if the Company terminates this Agreement and your employment by notice to you (other than for Cause, incapacity or death) or if you terminate this Agreement and your employment for Good Reason during the period commencing on the occurrence of the Change of Control and ending on the twelve (12)- month anniversary thereof, and provided you are not in breach of any of the provisions of Schedule 2 to the Agreement at any time, you will be entitled to receive the payments and benefits described in paragraph 5(d) above, except that the “Severance Period” will be equal to twelve (12) months, and the Severance Payments shall be paid in a single sum payment payable on the sixtieth 60th day following your Date of Termination provided that by such sixtieth (60th) day you have executed and delivered to the Company the Release, and the revocation period and other conditions applicable to the validity of such Release, if any, have expired and been fully satisfied, and in no event later than March 15 of the year following the year in which your termination occurs.

In the event that a person obtains “control” (as defined in Rule 11.6 of the Share Scheme) of Silence Therapeutics Plc during the Term, all unvested share options held by you will vest and become exercisable in accordance with Rule 11.1 of the Share Scheme and any applicable award documents; provided, any such award agreement to the contrary notwithstanding, any award not becoming vested and exercisable upon the occurrence of such person obtaining control, shall become vested and exercisable upon a termination of this Agreement and your employment, occurring upon or after such person obtains control, by the Company (or successor) other than for Cause, incapacity or death or by you for Good Reason.

For purposes of this Agreement, a “Change of Control” means a “change in ownership of a corporation” or a “change in ownership of a substantial portion of a corporation’s assets” under Treasury Regulation section 1.409A-3(i) (5)(v) and (vii).

(f)
If you are a member of the Board (or any Board of Directors of an affiliate of the Company (an “Affiliate Board”)) at the time of your termination of employment, you agree to resign your post as a member of the Board (and any Affiliate Board), as of the effective date of such termination of employment, irrespective of the reason for such termination. Your resignation as a member of the Board shall be an additional condition of receiving the compensation and benefits described in paragraphs 5(d) and 5(e).
6.
Death; Incapacity

In the event you are unable to perform your duties hereunder by virtue of incapacity (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such incapacity (all such causes being herein referred to as “incapacity”) and you fail to perform such duties for periods causing undue hardship to the Company, the Company shall have the right to terminate your employment hereunder as at the end of any calendar month upon 30 days prior written notice to you. In case of your death, your employment hereunder shall terminate as of the date of death. If your employment is terminated due to your incapacity or death, in addition to you Accrued Obligations, you or your estate will be entitled to the Prior Year Bonus, if any, and a Pro Rata Bonus. With respect to all vested equity awards, treatment of your termination as a “Good Leaver Reason” under the Share Scheme, including the period to exercise vested stock options under Rule 8.4 of the Share Scheme.

7.
Protective Covenant Obligations

You agree to abide by the protective covenant agreements set forth in Schedule 2 of this Agreement.

8.
Intellectual Property

During the term of this Agreement, you will disclose to the Company all ideas, inventions and business plans developed by you during such period which relate directly or indirectly to the business of the Company, including, without limitation, any process, operation, campaign, product or improvement which may be patentable or copyrightable. You agree that all patents, licenses, copyrights, tradenames, trademarks, service marks, campaigns and business plans developed or created by you in the course of your employment hereunder, either individually or in collaboration with others, will be deemed works for hire and the sole and absolute property of the Company. You agree, that at the Company’s request and cost, you will take all steps necessary to secure the rights thereto to the Company by patent, copyright or otherwise.

9.
Assignment

This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law; provided, however, that the Company shall be permitted to assign this Agreement to an affiliate in connection with a reorganization of the Company’s business or assets. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

10.
Modification

This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement.

11.
Severability; Survival

In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted. The respective rights and obligations of the parties hereunder shall survive the termination of your employment to the extent necessary to the intended preservation of such rights and obligations.

12.
No Conflict

You represent and warrant that you are not subject to any agreement, instrument, obligations, order, judgment or decree of any kind, or any other restrictive agreement or obligation of any character, which would prevent you from entering into this Agreement or which would be breached by you upon the performance of your duties pursuant to this Agreement.

13.
Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether in the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

14.
Entire Agreement

Except as provided herein, this Agreement (including the Schedules, Exhibits and Annexes, as applicable) constitutes the complete agreement between you and the Company and supersedes all prior agreements relating to the subject matter hereof.

15.
Withholding

The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

16.
Section 409A

Notwithstanding anything herein to the contrary:

(a)
As determined by the Company, to the extent any provision herein constitutes a “nonqualified deferred compensation plan” under Section 409A(d)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), which provides benefits to you upon your “separation from service” under Section 409A(a)(2)(A)(i) of the Code, and you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, then any such payment to you shall not commence prior to the date that is six (6) months after the date of your separation from service and any amounts withheld during such six-month period shall be paid once benefits commence. The right to a series of installment payments hereunder is treated as a right to a series of separate payments. The provisions herein, and plans and arrangements referenced hereunder, are intended to be exempt from or comply with the applicable requirements of Section 409A of the Code and shall be construed, interpreted and administered consistent with such intent. Notwithstanding anything herein to the contrary, any provision hereunder that is inconsistent with Section 409A of the Code may be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision may be null and void.
(b)
To the extent you are entitled to receive taxable reimbursements and/or in-kind benefits, the following provisions apply: (i) you shall receive such reimbursements and benefits for the period set forth in your Agreement and, if no such period is specified, you shall receive such reimbursements and benefits for the term of your Agreement, (ii) the amount of such reimbursements and benefits you receive in one year shall not affect amounts provided in any other year, (iii) such reimbursements must be made by the last day of the year following the year in which the expense was incurred, and (iv) such reimbursements and benefits may not be liquidated or exchanged for any other reimbursement or benefit. In any event, all such taxable reimbursements shall be provided in a manner that is exempt from or complies with Section 409A of the Code.
(c)
No acceleration of any payment, including payments made during the Severance Period, shall be permitted if such acceleration would result in you being taxed under Section 409A of the Code.

(d)
Nothing in this Agreement will be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A of the Code) from you to the Company or to any other individual or entity.

17.
Counterparts

This Agreement may be executed in counterparts, all of which taken together shall constitute one instrument.

[Remainder of Page Intentionally Blank]

If you agree with these terms, please sign the copy attached and return it to me, constituting our agreement.

Best regards,

/s/ Craig Tooman

Craig Tooman

Chief Executive Officer

Agreed:

/s/ Steven Romano

Steven Romano

Dated: 09-Mar-2023 | 9:09 PM GMT

Confidential data (L2). Printed copies are uncontrolled and must be destroyed after use.

Schedule 1

Additional Compensation

(a)
Bonus: The Company currently operates a discretionary bonus scheme. The scheme normally operates from 1 January to 31 December (the “Bonus Year”), with payments generally being made in the January payroll (the “Bonus Payment Date”). All terms set forth in this Paragraph (a)are subject to the Company’s right to revise the bonus scheme from time to time, in the Company’s sole discretion. In the event of such revision, your entitlement to any bonus will be interpreted to be consistent with the revised scheme.

You may be entitled to receive a 40% bonus in accordance with the bonus scheme. However, you do not have a contractual right to receive a bonus. The payment and amount of any bonus is entirely at the discretion of the Company. The Company may, in its absolute discretion, withdraw the bonus scheme or vary its terms and/or the amount of any bonus payable under it at any time without notifying you. Receipt of bonus in one year should not be taken as a guarantee of any future bonus payments.

You will not be eligible to be considered for a discretionary bonus if, at any time during the Bonus Year up to and including the Bonus Payment Date:

(i)
You cease to be an employee of the Company and/or any other Group Company, or have given or received, notice of termination;
(ii)
You are subject to the Company’s dismissal or disciplinary procedure, or a disciplinary warning remains current on the Employee’s personal record; and/or the Employee commenced Employment on or after 1 September in any Bonus Year.

(b)
Long Term Incentive: We will grant you an option on Company ordinary shares represented by 100,000 American Depository Shares (ADSs) (the “Award”) on April 1, 2023 (the “Grant Date”). Twenty-five percent (25%) of the award or 25,000 ADSs will vest on the one-year anniversary of the Grant Date, then the remaining one thirty-sixth (1/36) will vest each one (1) month anniversary of the Grant Date thereafter, such that all 100,000 ADSs will have vested on the four (4) year anniversary of the Grant Date. At the time you become Head of R&D, you will be granted an additional option on Company ordinary shares represented by 150,000 ADSs, (the “Second Award”). One forty-eighth (1/48th) of the Second Award will vest on each one (1) month anniversary of the Grant Date, such that all 150,000 ADSs will have vested on the four (4) year anniversary of the Grant Date. The Award and Second Award will have a 10-year option term and per-ADS exercise price equal to the fair market value as of the Grant Date. The Award is subject to the rules of the plan and award agreement.

Schedule 2

Protective Covenants Agreement

(a)
You agree that your services hereunder are of a special, unique, extraordinary and intellectual character, and your position with the Company places you in a position of confidence and trust with the clients and employees of the Company. You also acknowledge that the clients serviced by the Company are located throughout the world and accordingly, it is reasonable that the restrictive covenants set forth below are not limited by specific geographic area but by the location of the Company’s clients and potential clients. You further acknowledge that the rendering of services to the Company’s clients necessarily requires the disclosure of “Confidential Information” and trade secrets of the Company and its subsidiaries. “Confidential Information” shall mean confidential and proprietary information of the Company, and/or its affiliates, and/or their clients, customers, service providers, employees, or candidates for employment, including, but not limited to, marketing plans, budgets, media plans, communications strategies, designs, compensation information, personnel information (including, without limitation, non- public information about employees and their families), passwords, computer files, financial information and records, computer software programs, agreements and/or contracts between the Company or its affiliates and their clients and/or customers, third parties (including, but not limited to, vendors or other service providers) or employees, the Company's and/or its affiliates’ client lists, the Company’s and/or its affiliates’ and/or its clients’ editorial, marketing and/or creative policies, practices, concepts, strategies, and methods of operations, financial or business projections, and identity of appropriate personnel of clients with sufficient authority to influence a shift in suppliers.

(i)
employ (including to retain, engage, or conduct business with) any person who is then, or at any time during the preceding twelve months was, an employee of or exclusive consultant to the Company, or solicit or persuade, or attempt to solicit or persuade, any employee of or exclusive consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by anyone other than the Company; or

(ii)
attempt in any manner to persuade or induce any individual, person or entity which is, or at any time during your employment with the Company was, a supplier of any product or service to the Company or vendor of the Company to terminate, reduce or refrain from renewing or extending his, her or its contractual or other relationship with the Company; or

As used in this clause (a), (1) the term “solicit” shall include: (i) active solicitation of any Company employee; (ii) the provision of information regarding any Company employee to any third party where such information could be useful to such third party in attempting to hire or otherwise engage any such Company employee; (iii) participation in any meetings, discussions, or other communications with any third party regarding any Company employee where the purpose or effect of such meeting, discussion or communication is to employ or otherwise engage such Company employee; and (iv) any other passive use of information about any Company employee which has the purpose or effect of assisting a third party or causing harm to the business of the Company; and (2) the term “Company” shall include other companies that are part of the same operating group as the Company, including subsidiaries of the Company, as well as any other companies that service the same team accounts as the Company.

(b)
You agree that (i) you will not at any time (whether during the term or after termination of this Agreement), disclose to anyone any Confidential Information or trade secret of the Company or any client of the Company, or utilize such Confidential Information or trade secret for your own benefit, or for the benefit of third parties; and (ii) all memoranda, notes, records or other documents compiled by you or made available to you during the term concerning the business of the Company and/or its clients shall be the property of the Company and shall be delivered to the Company on the termination of your employment or at any other time upon request. You further agree that, except in performing services for the Company or with the Company’s and relevant client’s written approval, you shall not disclose or exhibit work that you created or contributed to (whether in draft or published form or whether such work contains Confidential Information), including, without limitation, publishing such work on a personal website.
(b)
If you commit a breach or the Company has reasonable grounds to believe that you are about to commit a breach, of any of the provisions of clauses (a) or(b) above, the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may also take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

(c)
Nothing in this Agreement shall prohibit you from disclosing a Company trade secret (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or

(3) if you file a lawsuit for retaliation based on your reporting a suspected violation of law, to your attorney or in a related court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

(d)
The parties acknowledge that the type and periods of restriction imposed in the provisions of clauses (a), (b) and (c) above, are fair and reasonable and are reasonably required for the protection of the Company and the goodwill associated with the business of the Company. If any of the covenants in clauses (a), (b) and (c) above, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in clauses (a), (b) or (c), or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced form, said provision shall then be enforceable. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in clauses (a), (b) and (c) above upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, itis the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.